Exhibit 10.44

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 25, 2007, by and  between ULURU DELAWARE INC., a Delaware corporation, a wholly owned subsidiary of ULURU Inc., a Nevada corporation, both located at 4452 Beltway Drive, Addison, Texas, 75001 (collectively the “Company”), and Renaat Van den Hooff, an individual residing at 315 McClenaghan Mill Road, Wynnewood, Pennsylvania, 19096 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires Executive to serve as the Company’s Executive Vice President - Operations; and

WHEREAS, in order to induce Executive to agree to serve in such capacity, the Company hereby offers Executive certain compensation and benefits of employment, as described herein.

WHEREAS, Executive is willing to serve in this position on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the Company and Executive hereby agree as follows:

1.         Employment

The Company hereby agrees to employ Executive and Executive hereby agrees to be employed upon the terms and conditions hereinafter set forth.

2.         Nature of Employment

During the term of this Agreement, Executive shall serve as Executive Vice President - Operations and shall have such responsibilities and authority consistent with such a position as may be reasonably assigned to him by the President and Chief Executive Officer.  Executive shall devote substantially all of his business time and attention and best efforts to perform successfully his duties and advance the Company’s interests.  Executive shall abide by the Company’s policies, procedures, and practices, as they may exist from time to time and provided that they have been delivered in written form to Executive. Executive shall be responsible to the President and Chief Executive Officer, rendering the services and performing the duties consistent with his position prescribed by the President and Chief Executive Officer.

The Executive also may provide services as a volunteer or director to charitable, educational or civic organizations, act as a member, director or officer of any industry trade association or group, and he may serve as a trustee, director or advisor to any family companies or trusts, provided that such endeavours do not materially interfere with Executive obligations under this agreement.

The Executive shall be employed at the Company’s offices in Addison, Texas, and his principal duties shall be performed in accordance with an agreed upon commuting schedule between Wynnewood, Pennsylvania and Addison, Texas, except for business trips reasonable in number and duration.

3.         Term

The employment of the Executive hereunder shall begin on the date hereof and shall continue in full force and effect for a period of two (2) years, and thereafter shall be automatically renewed for successive one-year periods unless the Company gives the Executive written notice of termination within six (6) months prior to the end of any such period or until the occurrence of a Termination Date, as defined in Section 6 (the "Term").

4.         Compensation

4.1.      As compensation for the Executive’s services during the Term, the Company shall pay the Executive an annual base salary at the rate of Three Hundred Thousand Dollars ($300,000), payable in accordance with the Company’s reasonable policies, procedures, and practices, as they may exist from time to time.  Prior to the end of each year during the Term, the Compensation Committee of the Company shall undertake an evaluation of the services of the Executive during the year then ended in accordance with the Company’s compensation program at the date hereof (the “Program”).  The Company shall consider the performance of the Executive, his contribution to the success of the Company and entities under common control with the Company (collectively, “Affiliates”), and other factors and shall fix an annual base salary to be paid to the Executive during the ensuing year.

4.2.      Notwithstanding the foregoing, the Company may change the Program from time to time or institute a successor to the Program, but the Executive’s annual base salary shall in no event be less than his annual base salary in effect on the date of change, adjusted regularly to reflect increases in the cost of living and comparable compensation for like positions.

4.3.      The Executive shall participate in the Company incentive compensation programs in accordance with the following subparagraphs (i) and (ii):

(i)         Incentive Plan– The Executive shall be covered by the cash bonus plan currently maintained by the Company and shall be afforded the opportunity thereunder to receive a  target award of  17.5% of annual base salary payable in cash and a target award of 17.5% of annual base salary payable in Company Common Stock, to be awarded upon the achievement of reasonable performance goals; provided that the Company may from time to time change the Program or institute a successor to the Program, so long as the Executive continues to be eligible to receive bonus awards of percentages of annual base salary in amounts at least equal to those specified as in effect on the date hereof.

            (ii)        Stock Option Plan– Executive shall be entitled to participate in the Company’s stock option plan.  In accordance with this plan the Board may from time to time, but without any obligation to do so, grant stock options to the Executive upon such terms and conditions as the Board shall determine in its sole discretion.  If the Company no longer has a class of stock publicly-traded by reason of a Change in Control of the Company, as defined in Section 6.3, the Company’s obligation under this Section 4.3 will be satisfied through options granted by the issuer with public stock then in control of the Company.

4.4       You will be granted an initial stock option award of 600,000 shares of the Company’s common stock at an exercise price based on the closing price of the Company’s common stock on your commencement date.  This initial stock option award will be vested as described below.

From the date of the stock option grant, there will be no vesting during the initial twelve months.  Upon the twelve-month anniversary of the stock option grant, 25% of the options will vest; thereafter, the remainder will vest at a rate of 2.0833% per month.  The stock option grant is subject to the terms set forth in the 2006 Equity Incentive Plan and the Company’s standard stock option agreement as it may be amended from time to time.  Vested stock options may be exercised at any time, with the stock options to expire the earlier of ten (10) years after grant date, or upon the terms of this agreement.

4.5       As an inducement to serve as Executive Vice President – Operations for the Company, the Executive will receive a one time payment (“Signing Bonus”) of One Hundred Thousand Dollars ($100,000) upon the first day of employment or shortly thereafter.  The Signing Bonus is subject to federal, state, and local tax withholding requirements.

4.6       If the Executive is prevented by disability, for a period of six consecutive months, from continuing fully to perform his obligations hereunder, the Executive shall perform his obligations hereunder to the extent he is able and after six months the Company may reduce his annual base salary to reflect the extent of the disability; provided that in no event may such rate, when added to payments received by him under any disability or qualified retirement or pension plan to which the Company, Affiliate, or Executive contributes or has contributed, be less than $200,000.  If there should be a dispute about the Executive’s disability, disability shall be determined by the Board of Directors of the Company based upon a report from a physician, reasonably acceptable to the Executive, who shall have examined the Executive.  If the Executive claims disability, the Executive agrees to submit to a physical examination at any reasonable time or times by a qualified physician designated by the President and Chief Executive Officer of the Company and reasonably acceptable to the Executive.  Notwithstanding any provision in this Section, the Company shall not be obligated to make any payments to Executive on account of disability after the expiration of this Agreement.

5.         Executive Benefits

The Executive shall be entitled to participate in all “employee pension benefit plans,” all “employee welfare benefit plans” (each as defined in the Employee Retirement Income Security Act of 1974) and all pay practices and other compensation arrangements maintained by the Company, on a basis at least as advantageous to the Executive as the basis on which other executive employees of the Company are eligible to participate and on a basis at least as advantageous to the Executive as those currently in effect on the date hereof. Executive shall, during the term of his employment hereunder, continue to be provided with such benefits at a level at least equivalent to the initial benefits provided or to be provided hereunder.  Without limiting the generality of the foregoing, the Executive shall be entitled to the following employee benefits (collectively, with the benefits contemplated by this Section 5, the “Benefits”):

5.1       The Executive and Executive’s dependents shall participate, at their option in any medical insurance plans and programs comparable in scope to the coverage afforded on the date hereof, with only such contribution by the Executive toward the cost of such insurance as may be required from time to time from other executive officers of the Company. If a Change in Control of the Company, as defined in Section 6.3, shall have occurred, the Company may not change the carriers providing medical insurance immediately before the change without the consent of the Executive, which consent will not be unreasonably withheld.

5.2       Life Insurance.  Executive shall be entitled to group term life insurance coverage of an amount equal to no less than $300,000, all premiums being paid by the Company.

5.3       Long-Term Disability Insurance.  The Company shall maintain in effect long term disability insurance providing Executive in the event of his disability (as defined in Section 4.4 hereof) with compensation annually equal to at least $200,000.

5.4       The Executive shall be entitled to paid time off (“PTO”) of no less than thirty nine (39) days each year.  Such PTO shall be accrued and taken in accordance with the Company’s policies and practices, as they may exist from time to time.

5.5       The Company shall reimburse the Executive from time to time for the reasonable expenses incurred by the Executive in connection with the performance of his obligations hereunder.

5.6       During such times as the Company is eligible and financially qualified to obtain the same, the Company shall maintain directors and officers’ liability insurance applicable to the Executive in amounts established by the Board of Directors.

5.7       Relocation.  In lieu of relocation to the Dallas metroplex, the Company agrees to reimburse Executive for reasonable travel expenses between Wynnewood, Pennsylvania and Addison, Texas based upon an agreed upon commuting schedule.  In the event that Executive decides to relocate to the <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Dallas metroplex during his employment, the Company will reimburse the Executive for reasonable moving and relocation expenses based upon the Company’s approval.  The Executive and Company will agree on those relocation and moving expenses to be reimbursed prior to the Executive’s relocation.  Executive will be required to provide receipts and documentation to the Company for all amounts reimbursed.

Notwithstanding the foregoing, the Company may from time to time change or substitute a plan or program under which one or more of the Benefits are provided to the Executive, provided that the Company first obtains the written consent of the Executive, which the Executive agrees not unreasonably to withhold, taking into account his personal situation.

6.         Termination Date; Consequences for Compensation and Benefits

6.1      Definition of Termination Date.  The first to occur of the following events shall be the Termination Date:

6.1.1   The date on which the Executive becomes entitled to receive long-term disability payments by reason of total and permanent disability;

6.1.2.   The Executive’s death;

6.1.3.   Voluntary resignation after one of the following events shall have occurred, which event shall be specified to the Company by the Executive at the time of resignation:  material reduction in the responsibility, authority, power or duty of the Executive; or a material breach by the Company of any provision of this Agreement, which breach continues for 30 days following notice by the Executive to the Company setting forth the nature of the breach; or the failure of the Company to obtain an agreement in form and substance reasonably satisfactory to the Executive from any successor to the business of the Company to assume and agree to perform this Agreement (“Resignation with Reason”);

6.1.4.   Voluntary resignation not accompanied by a notice of reason described in Section 6.1.3 (“General Resignation”);

6.1.5    Discharge of the Executive by the Company after one of the following events shall have occurred, which event shall be specified in writing to the Executive by the Company at the time of discharge:

(i)   a felonious act (excluding traffic or driving offenses) committed by Executive during his employment hereunder,

(ii)   any act or omission on the part of Executive not requested or approved by the Company constituting willful malfeasance or gross negligence in the performance of his duties hereunder,

(iii)     any material breach of any term of this Agreement by the Executive which is not cured within 30 days after written notice from the Board to the Employee setting forth the nature of the breach (“Discharge for Cause”);

For purposes of this subparagraph (6.1.5), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been discharged for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination (as defined below) from the President and Chief Executive Officer of the Company stating that in his good faith opinion Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above of this subparagraph (6.1.5) and specifying the particulars thereof in detail.

6.1.6    Discharge of the Executive by the Company (including but not limited to the Company’s providing Executive with notice of non-renewal of the Term under Section 3 hereof) not accompanied by a notice of cause described in Section 6.1.5 (“General Discharge”).

For purposes of this Agreement “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Each Notice of Termination shall be delivered at least sixty (60) days prior to the effective date of termination.

6.2       Consequences for Compensation and Benefits

 (a)       If the Termination Date occurs by reason of disability, death, General Resignation or Discharge for Cause, the Company shall pay compensation to the Executive through the Termination Date and shall pay to the Executive all Benefits accrued through the Termination Date (including but not limited to reimbursement of all business expenses under Section 5.5), payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued.

 (b)       If the Termination Date occurs by reason of General Discharge or Resignation with Reason, (i) all stock options held by the Executive shall become immediately exercisable and shall remain exercisable for two (2) years after the Termination Date, (ii) the Company shall continue the health coverage contemplated by Section 5.1 for a period of one (1) year thereafter, (iii) the Company shall engage for the Executive, at the Company’s expense, outplacement services appropriate to the Executive’s position, for up to twelve months after the Termination Date, and (iv) the Executive shall be entitled to receive, within 60 days after the Termination Date, the amount set forth in Section 6.2.1.
6.2.1    The Executive’s annual base salary at the Termination Date plus the target bonus under Section 4.3(i) for the year in which the Termination Date occurs, multiplied by one (1) (i.e., 1 times base salary plus target bonus).

6.3       Change in Control.

            In the event of the occurrence of a Change in Control (as defined below), this Agreement may be terminated by Executive upon the occurrence thereafter of one or more of the following events:

1)  Termination by Executive of his employment with the Company may be made within two (2) years after a Change in Control and upon the occurrence of any of the following events:

(a.)  A significant adverse change in the nature or scope of the Executive’s authorities, powers, functions, responsibilities or duties as a result of the Change in Control, a reduction in the aggregate of Executive’s existing  base salary and existing Incentive Plan received from the Company, or termination of Executive’s rights to any existing Executive Benefit to which he was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior written consent of Executive;

(b.)  The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets (by liquidation, merger, consolidation, reorganization or otherwise) unless the successor or successors to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 12.5 hereof; or

(c.) The Company shall relocate its principal executive offices or require Executive to have as his principal location of work any location which is in excess of 50 miles from the location thereof immediately prior to the relocation date or to travel from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than ninety (90) calendar days in any consecutive 365-calendar day period without in either case his prior consent.

(d.) Failure to elect or re-elect Executive to the office of the Company which Executive held immediately prior to a Change in Control.

2)  Subsequent to a Change in Control of the Company, the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 12.5 hereof or otherwise; or

3)  Subsequent to a Change in Control of the Company, any purported termination of Executive’s employment by the company that is not effected pursuant to a Notice of Termination satisfying the requirement of Section 6.1.5 hereof.

6.3.1    A Change in Control of the Company shall occur upon the first to occur of the date when (a) a person or group “beneficially owns” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in the aggregate 50% or more of the outstanding shares of capital stock entitled to vote generally in the election of the Directors of the Company (b) there occurs a sale of all or substantially all of the business and/or assets of the Company.

6.3.2    If a Change in Control of the Company shall have occurred within six (6) months prior to the Termination Date or the Executive terminates this Agreement under Section 6.3 the Executive will be entitled to receive, within 60 days after the Termination Date, the Executive’s annual base salary at the Termination Date plus the target bonus under Section 4.3(i) for the year in which the Termination Date occurs multiplied by one (1) (i.e., 1 times base salary plus target bonus), all stock options held by the Executive shall become immediately exercisable and shall remain exercisable for one (1) year after the Termination Date.  The Company shall continue the health coverage contemplated by Section 5.1 for a period of one (1) year thereafter (or provide Executive with reimbursement for the cost of continuing coverage under COBRA or of comparable coverage if such coverage cannot be continued by the Company under its health insurance plan for employees).

6.3.3    In the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.  All determinations to be made under this paragraph shall be made by the independent public accounting firm used by Company immediately prior to the Change in Control event.  If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within ten days after receiving the accounting firm’s calculations.  Any such determination by the accounting firm shall be binding upon the Company and Executive, provided that it is made in good faith, and subject to any manifest errors made in preparing or communicating the determinations and supporting calculations.  The Gross-Up Payment shall be appropriately adjusted, and any additional amounts shall be paid to Executive, in any case where the amount of taxes imposed on Executive shall change as a result of any audit or agreement with the Internal Revenue Service.

6.4       Liquidated Damages: No Duty to Mitigate Damages.  The amounts payable pursuant to Sections 6.2 and 6.3 shall be deemed liquidated damages for the early termination of this Agreement and shall be paid to the Executive regardless of any income the Executive may receive from any other employer, and the Executive shall have no duty of any kind to seek employment from any other employer during the balance of the Term.

7.         Indemnification

To the fullest extent permitted by law, the Company shall indemnify the Executive and hold him harmless from and against all loss, cost, liability and expense (including reasonable attorney’s fees) arising from the Executive’s service to the Company or any Affiliate, whether as officer, director, employee, fiduciary of any employee benefit plan or otherwise.

8.         Agreement Not to Solicit

For one year following any Termination Date, regardless of the reason, the Executive shall not solicit any employee of the Company or an Affiliate to leave such employment and to provide services to the Executive or any business entity by which the Executive is employed or in which the Executive has a material financial interest.  Soliciting a former employee of the Company and its Affiliates to provide such services shall not be a violation of this Agreement.

9.         Confidential Information, Non-Competition & Conflict of Interest

Unless the Executive shall first secure written consent of the Company, the Executive shall not, at any time, disclose or release any proprietary or confidential information about the Company or any affiliate, its products and technologies, either during employment or following termination of employment.  During the Term, the Executive will not be engaged or employed or associated with, in any capacity, any other company, or other business entity, which carries on business whether directly or indirectly in competition with the Company.  Proprietary and/or confidential information shall not include (i) information known to Executive before he became employed by the Company, (ii) information in the public domain or known generally in the industry, and (iii) information that is not treated by the Company as confidential or is disclosed by the Company to third parties without a duty of confidentiality imposed on such third parties.

Executive will sign the Company’s Confidentiality, Inventions, & Non-Competition Agreement and the Company’s policy statements on (1) Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors and (2) Insider Trading & Confidentiality (collectively “Policies”).

10.       Rules and Regulations

The Executive shall observe all the Company’s rules, regulations, policies, and practices as laid down by the Company and as amended from time to time and provided that they have been delivered in written form to Executive.

The Executive must sign and return the following Company Policy Statements, which shall all control over this Agreement if any conflict exists between the Policies and this Agreement:

(i)	Confidentiality, Inventions, and Non-Competition Agreement
(ii)	Code of Business Conduct & Ethics
(iii)	Whistleblower Policy
(iv)	Paid Time Off
(v)	Sexual Harassment & Discrimination
(vi)	Insider Trading & Confidentiality
(vii)	Computer, Telephone, & Email.

11.       Arbitration

Any dispute or differences concerning any provision of this Agreement which cannot be settled by mutual accord between the parties shall be settled by expedited binding arbitration in Dallas, Texas in accordance with the National Rules then in effect of the American Arbitration Association, except as otherwise provided herein.  The dispute or differences shall be referred to a single arbitrator, if the parties agree upon one, or otherwise to three arbitrators, one to be appointed by each party and a third arbitrator to be appointed by the first named arbitrators; and if either party shall refuse or neglect to appoint an arbitrator within 30 days after the other party shall have appointed an arbitrator and shall have served a written notice upon the first mentioned party requiring such party to make such appointment, then the arbitrator first appointed shall, at the request of the party appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both parties for the purpose, and the award or determination which shall be made by the arbitrator shall be final and binding upon the parties hereto.  The arbitrator or arbitrators shall each have not less than five (5) years experience in dealing with the subject matter of the dispute or differences to be arbitrated. Any award maybe enforced in any court of competent jurisdiction.  The costs and expenses of such arbitration shall be borne by the Company.  The expenses of any such arbitration shall be paid by the non-prevailing party as determined by the final order of the arbitrators.

12.       Miscellaneous

12.1     Notices

All notices in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default or termination, by certified mail, return receipt requested, addressed to each party at the address indicated below:

If to the Company:

Uluru Delaware Inc.
4452 Beltway Drive
Addison, Texas  75001
Attn: Chief Executive Officer

Copy To:

John J. Concannon III, Esq.,
Bingham McCutchen LLP
150 Federal Street
Boston, MA02110

If to the Executive:

Renaat Van den Hooff
315 McClenaghan Mill Road
Wynnewood, PA  19096

Or to such other address as the addressee shall last have designated by notice to the communicating party.  The date of giving of any notice shall be the date of actual receipt.

12.2     Governing Law

This Agreement shall be deemed a contract made and performed in the State of Texas, and shall be governed by the internal and substantive laws of the State of Texas.

12.3     Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or in the interpretation in any other jurisdiction; however, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

12.4     Entire Agreement; Amendment

This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought.  No waiver by a party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

12.5     Successors and Assigns

12.5.1  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Change of Control.  As used in this Section 12.5.1, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 12.5.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12.5.2  This Agreement is intended to bind and inure to the benefit of and be enforceable by

Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his rights or delegate any of his duties without the prior written consent of the Company.

12.6     Assignability

Neither this Agreement nor any benefits payable to the Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Executive, or subject to attachment or other legal process by any creditor of the Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Executive hereunder shall be paid only to the Executive or his estate.

IN WITNESSES WHEREOF, the Company and its officers hereunto duly authorized, and the Employee have signed and sealed this Agreement as of the date first written above.

ULURU DELAWARE INC.,		Executive

By:	/s/ Kerry P. Gray	By:	/s/ Renaat Van den Hooff

Name:	Kerry P. Gray	Name:	Renaat Van den Hooff

Title:	President & CEO	Title:	EVP – Operations

Date:	September 25, 2007	Date:	September 25, 2007